Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

October 31, 2016

Simulations Plus Announces Quarterly Cash Dividend of $0.05 Per Share

LANCASTER, CA, October 31, 2016 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that its board of directors has declared its next ongoing quarterly cash dividend of $0.05 per share to its shareholders. This cash dividend will be distributed on Thursday, November 17, 2016, to shareholders of record as of Thursday, November 10, 2016.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “This dividend declaration is a continuation of the Board’s plan to distribute a cash dividend of $0.05 per share per quarter. Of course, the board always has the discretion of discontinuing, increasing, or decreasing the dividend in accordance with the cash needs of the business.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions. For more information, visit our website at www.simulations-plus.com.

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